Exhibit 99(j)(2)

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GLOBAL CUSTODY AGREEMENT

This agreement, dated November 26, 2013 is between JPMORGAN CHASE BANK, NATIONAL ASSOCIATION (“J.P. Morgan”), with a place of business at 14201 Dallas Parkway, 13th Floor, Mail code: TX1-J165, Dallas, TX 75254, Attention: Prime Custody Operations; and FS GLOBAL CREDIT OPPORTUNITIES FUND (“Customer”) with a place of business at Cira Centre, 2929 Arch Street, Suite 675, Philadelphia, PA 19104, Attn: Chief Financial Officer.

1.	INTENTION OF THE PARTIES; DEFINITIONS

1.1	Intention of the Parties

(a)	This Agreement sets out the terms on which J.P. Morgan will be providing custodial, settlement and other associated services to Customer. J.P. Morgan will be responsible for the performance of only those duties set forth in this Agreement.

(b)	Investing in Financial Assets and cash in foreign jurisdictions may involve risks of loss or other special features. Customer acknowledges that J.P. Morgan is not providing any legal, tax or investment advice in providing the services under this Agreement and will not be liable for any losses resulting from Country Risk.

1.2	Definitions

As used herein, the following terms have the meaning hereinafter stated.

“Account” has the meaning set forth in Section 2.1 of this Agreement.

“Account Assets” means each Account and all cash, Financial Assets, and any other property of every kind that are credited to the Account or otherwise held for Customer pursuant to this Agreement.

“Affiliate” means, as context requires, an entity controlling, is controlled by, or is under common control with, J.P. Morgan or Customer.

“Affiliated Subcustodian Bank” means a Subcustodian that is both a subsidiary of JPMorgan Chase & Co. and either (i) a bank chartered or incorporated in the United States of America or (ii) a branch or subsidiary of such a bank.

“Applicable Law” means any applicable statute, treaty, rule, regulation or common law and any applicable decree, injunction, judgement, order, formal interpretation or ruling issued by a court or governmental entity, including, but not limited to, the Investment Company Act of 1940, as amended.

“Authorized Person” means any person who has been designated by written notice from Customer in the form of Schedules 2 or 3 as the case may be (or by written notice in the form of Appendix A from any agent designated by Customer, including, without limitation, an investment manager) to act on behalf of Customer under this Agreement. Such persons will continue to be

Authorized Persons until such time as J.P. Morgan receives and has had reasonable time to act upon Instructions from Customer (or its agent) that any such person is no longer an Authorized Person.

“Cash Account” has the meaning set forth in Section 2.1(a)(ii).

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“Code” has the meaning set forth in Section 6.1(a)(iv) of this Agreement.

“Confidential Information” means and includes all non public information concerning Customer or the Accounts which J.P. Morgan receives in the course of providing services under this Agreement. Nevertheless, the term Confidential Information shall not include information which is or becomes available to the general public by means other than J.P. Morgan’s breach of the terms of this Agreement or information which J.P. Morgan obtains on a non confidential basis from a person who is not known to be subject to any obligation of confidence to any person with respect to that information.

“Corporate Action” means any subscription right, bonus issue, stock repurchase plan, redemption, exchange, tender offer, or similar matter with respect to a Financial Asset in the Securities Account that requires discretionary action by the beneficial owner of the Security, but does not include rights with respect to class action litigation or proxy voting.

“Country Risk” means the risk of investing or holding assets in a particular country or market, including, but not limited to, risks arising from nationalization, expropriation or other governmental actions; the country’s financial infrastructure, including prevailing custody, tax and settlement practices; laws applicable to the safekeeping and recovery of Financial Assets and cash held in custody; the regulation of the banking and securities industries, including changes in market rules; currency restrictions, devaluations or fluctuations; and market conditions affecting the orderly execution of securities transactions or the value of assets.

“Entitlement Holder” means the person named on the records of a Securities Intermediary as the person having a Securities Entitlement against the Securities Intermediary.

“ERISA” has the meaning set forth in Section 6.1(a)(iv) of this Agreement.

“Financial Asset” means a Security and refers, as the context requires, either to the asset itself or to the means by which a person’s claim to it is evidenced, including a Security, a security certificate, or a Securities Entitlement. “Financial Asset” does not include cash.

“Governing Agreement” means any agreement between Customer and J.P. Morgan or any Affiliate of J.P. Morgan.

“Instructions” means an instruction that has been verified in accordance with a Security Procedure or, if no Security Procedure is applicable, which J.P. Morgan believes in good faith to have been given by an Authorized Person in the manner specified next to their name in the relevant Schedule.

“J.P. Morgan Indemnitees” means J.P. Morgan, its Affiliates, its Subcustodians, and their respective nominees, directors, officers, employees and agents.

“J.P. Morgan’s London Branch” means the London branch office of JPMorgan Chase Bank, N.A.

“JPM Secured Party” has the meaning set forth in Section 4.3(c) of this Agreement.

“Liabilities” means any liabilities, losses, claims, costs, damages, penalties, fines, obligations, taxes (other than taxes based solely on J.P. Morgan’s income), or expenses of any kind whatsoever (whether actual or contingent and including, without limitation, reasonable attorneys’, accountants’, consultants’ or experts’ fees and disbursements and, where relevant, any and all amounts owing to J.P. Morgan by the Customer’s counterparty in connection with collateral/control accounts established at J.P. Morgan pursuant to the Customer’s Instruction) outstanding from time to time.

“Securities” means shares, stocks, debentures, bonds, notes or other like obligations, whether issued in certificated or uncertificated form, and any certificates, receipts, warrants or other instruments representing rights to receive, purchase or subscribe for the same that are commonly traded or dealt in on securities exchanges or financial markets or other obligations of

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an issuer, or shares, participations and interests in an issuer recognised in the country in which it is issued or dealt in as a medium for investment and any other property as may be acceptable to J.P. Morgan for the Securities Account. “Securities” does not include cash.

“Securities Account” means each Securities custody account on J.P. Morgan’s records to which Financial Assets are or may be credited under this Agreement.

“Securities Depository” means any clearing system, securities depository, dematerialized book entry system or similar system for the central handling of Securities.

“Securities Entitlement” means the rights and property interests of an Entitlement Holder with respect to a Financial Asset as set forth in Part 5 of Article 8 of the Uniform Commercial Code of the State of New York, as the same may be amended from time to time.

“Securities Intermediary” means J.P. Morgan, a Subcustodian, a Securities Depository, and any other financial institution which in the ordinary course of business maintains securities accounts for others and acts in that capacity.

“Securities Loan Agreement” means that certain Master Securities Loan Agreement dated as of November     , 2013 between Customer and J.P. Morgan Clearing Corp., as amended, restated, supplemented or otherwise modified from time to time.

“Security Procedure” means security procedures to be followed by Customer upon the issuance of an Instruction and/or by J.P. Morgan upon the receipt of an Instruction, so as to enable J.P. Morgan to verify that such Instruction is authorized, as set forth in service level documentation in effect from time to time with respect to the services set forth in this Agreement or as instituted by J.P. Morgan. A Security Procedure may, without limitation, involve the use of algorithms, codes, passwords, encryption and telephone call backs. Customer acknowledges that Security Procedures are designed to verify the authenticity of, and not detect errors in, Instructions. For the avoidance of doubt, the parties agree that a SWIFT message issued in the name of Customer through any third party utility agreed upon by the parties as being a method for providing Instructions and authenticated in accordance with that utility’s customary procedures, shall be deemed to be an authorized Instruction.

“Subcustodian” means any of the subcustodians appointed by J.P. Morgan from time to time to hold Securities and act on its behalf in different jurisdictions (and being at the date of this Agreement the entities listed in Schedule 1 as well as J.P. Morgan Clearing Corp.) and includes any Affiliated Subcustodian Bank.

All terms in the singular will have the same meaning in the plural unless the context otherwise provides and vice versa.

2.	WHAT J.P. MORGAN IS REQUIRED TO DO

2.1	Set Up Accounts

(a)	J.P. Morgan will establish and maintain the following accounts (“Accounts”):

(i)	one or more Securities Accounts in the name of Customer (or in another name requested by Customer that is acceptable to J.P. Morgan) for Financial Assets, which may be held by J.P. Morgan or its Subcustodian or a Securities Depository for J.P. Morgan on behalf of Customer, including as an Entitlement Holder; and

(ii)	one or more accounts in the name of Customer (or in another name requested by Customer that is acceptable to J.P. Morgan) (“Cash Account”) for any and all cash in any currency received by or on behalf of J.P. Morgan for the account of Customer.

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Notwithstanding paragraph (ii), cash held in respect of those markets where Customer is required to have a cash account in its own name held directly with the relevant Subcustodian or Securities Depository will be held in that manner and will not be part of the Cash Account.

(b)	At the request of Customer, additional Accounts may be opened in the future, and such additional Accounts shall be subject to the terms of this Agreement;

(c)	In the event that Customer requests the opening of any additional Account for the purpose of holding collateral pledged by Customer to a securities exchange, clearing corporation, or other central counterparty (a “Counterparty”) to secure trading activity by Customer, or the pledge to a Counterparty of cash or individual Securities held in an Account, that Account (or the pledged cash or Securities) shall be subject to the collateral arrangements in effect between J.P. Morgan and the Counterparty in addition to the terms of this Agreement;

(d)	J.P. Morgan’s obligation to open Accounts pursuant to Section 2.1(a) is conditional upon J.P. Morgan receiving such of the following documents as J.P. Morgan may require:

(i)	a certified copy of Customer’s constitutional documents as currently in force;

(ii)	evidence reasonably satisfactory to J.P. Morgan of the due authorization and execution of this Agreement by Customer (for example by a certified copy of a resolution of Customer’s board of directors or equivalent governing body, substantially in the form set out in Schedule 4);

(iii)	J.P. Morgan’s standard form fund manager mandate (in the form set out in Appendix A), completed by any persons designated in Schedule 3; and

(iv)	in the case of any Account opened in a name not that of Customer, documentation with respect to that name similar to that set forth in sub-sections (i) - (iii).

2.2	Cash Account

(a)	Any amount standing to the credit of the Cash Account will be either:

(i)	deposited during the period it is credited to the Accounts in one or more deposit accounts at J.P. Morgan’s head office or at one of its non-U.S. branch offices and will constitute a debt owing to the Customer by J.P. Morgan as a banker, provided that any cash so deposited with a non-U.S. branch office will be payable exclusively by that branch office in the applicable currency, subject to compliance with Applicable Law, including, without limitation, any restrictions on transactions in the applicable currency imposed by the country of the applicable currency; or

(ii)	placed by J.P. Morgan with a bank or other financial institution in the country in which the applicable currency is issued, in which case the deposit will constitute a debt owing to the Customer by that bank or other financial institution and not J.P. Morgan, payable exclusively in the applicable currency at that bank or financial institution.

(b)	Any amounts credited by J.P. Morgan to the Cash Account on the basis of a notice or an interim credit from a third party, may be reversed if J.P. Morgan determines in good faith that it has not received final payment in a timely manner. J.P. Morgan will notify Customer promptly of any such reversal.

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2.3	Segregation of Assets; Nominee Name

(a)	J.P. Morgan will identify in its books that Financial Assets credited to Customer’s Securities Account belong to Customer (except as otherwise may be agreed by J.P. Morgan and Customer).

(b)	To the extent permitted by Applicable Law or market practice, J.P. Morgan will require each Subcustodian to identify in its own books that Financial Assets held at such Subcustodian by J.P. Morgan on behalf of its customers belong to customers of J.P. Morgan, such that it is readily apparent that the Financial Assets do not belong to J.P. Morgan or the Subcustodian.

(c)	To the extent permitted by Applicable Law, J.P. Morgan is authorized, in its discretion,

(i)	to hold in bearer form, such Financial Assets as are customarily held in bearer form or are delivered to J.P. Morgan or its Subcustodian in bearer form;

(ii)	to hold Securities in or deposit Securities with any Securities Depository;

(iii)	to hold Securities in omnibus accounts on a fungible basis and to accept delivery of Securities of the same class and denomination as those deposited with J.P. Morgan or its Subcustodian;

(iv)	to register in the name of Customer, J.P. Morgan, a Subcustodian, a Securities Depository, or their respective nominees, such Financial Assets as are customarily held in registered form; and

(v)	to decline to accept any asset or property which it deems to be unsuitable or inconsistent with its custodial operations.

(d)	J.P. Morgan covenants that it will not exercise its right under this Agreement to borrow, pledge, repledge, hypothecate, rehypothecate, loan or invest Financial Assets without Customer’s prior consent.

2.4	Settlement of Transactions

Subject to Article 3 and Section 4.2 of this Agreement, J.P. Morgan will act in accordance with Instructions with respect to settlement of transactions. Settlement will be conducted in accordance with prevailing standards of the market in which the transaction occurs. Without limiting the generality of the foregoing, Customer authorizes J.P. Morgan to deliver Financial Assets or payment in accordance with applicable market practice in advance of receipt or settlement of consideration expected in connection with such delivery or payment, and Customer acknowledges and agrees that such action alone will not of itself constitute gross negligence, fraud, or wilful misconduct of J.P. Morgan, and the risk of loss arising from any such action will be borne by the Customer. In the case of the failure of Customer’s counterparty (or other appropriate party) to deliver the expected consideration as agreed, J.P. Morgan will notify Customer of such failure. If Customer’s counterparty continues to fail to deliver the expected consideration, J.P. Morgan will provide information reasonably requested by Customer that J.P. Morgan has in its possession to allow Customer to enforce rights that Customer has against Customer’s counterparty, but neither J.P. Morgan nor its Subcustodians will be obliged to institute legal proceedings, file a proof of claim in any insolvency proceeding or take any similar action.

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2.5	Contractual Settlement Date Accounting

(a)	J.P. Morgan will effect book entries on a contractual settlement date accounting basis as described below with respect to the settlement of transactions in those markets where J.P. Morgan generally offers contractual settlement date accounting.

(i)	Sales: On the settlement date for a sale, J.P. Morgan will credit the Cash Account with the proceeds of the sale and transfer the relevant Financial Assets to an account at J.P. Morgan pending settlement of the transaction where not already delivered.

(ii)	Purchases: On the settlement date for the purchase (or earlier, if market practice requires delivery of the purchase price before the settlement date), J.P. Morgan will debit the Cash Account for the settlement amount and credit a separate account at J.P. Morgan. J.P. Morgan, in its sole discretion, may post the Securities Account as while awaiting receipt of the expected Financial Assets. Customer will not be entitled to the delivery of Financial Assets that are awaiting receipt until J.P. Morgan or a Subcustodian actually receives them.

Upon request, J.P. Morgan shall provide Customer with a list of those markets for which it provides contractual settlement date accounting. J.P. Morgan may add markets to or remove markets from this list upon reasonable notice to Customer. J.P. Morgan reserves the right to restrict in good faith the availability of contractual settlement date accounting for credit or operational reasons.

(b)	J.P. Morgan may reverse any debit or credit made pursuant to Section 2.5(a) prior to a transaction’s actual settlement upon notice to Customer in cases where J.P. Morgan reasonably believes that the transaction will not settle in the ordinary course within a reasonable time. Customer will be responsible for any costs or Liabilities resulting from such reversal. Customer acknowledges that the procedures described in Section 2.5 are of an administrative nature, and J.P. Morgan does not undertake to make loans of cash and/or Financial Assets available to Customer.

2.6	Actual Settlement Date Accounting

With respect to settlement of a transaction that is not posted to the Account on the contractual settlement date as referred to in Section 2.5, J.P. Morgan will post the transaction on the date on which the cash or Financial Assets received as consideration for the transaction is actually received and cleared by J.P. Morgan.

2.7	Income Collection

(a)	Income on Financial Assets (net of any taxes withheld by J.P. Morgan or any third party) will be credited only after actual receipt and reconciliation.

(b)	J.P. Morgan will use reasonable efforts to contact appropriate parties to collect unpaid interest, dividends or redemption proceeds, but neither J.P. Morgan nor its Subcustodians will be obliged to file any formal notice of default, institute legal proceedings, file a proof of claim in any insolvency proceeding or take any similar action.

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2.8	Miscellaneous Administrative Duties

(a)	Until J.P. Morgan receives Instructions to the contrary, J.P. Morgan will:

(i)	present all Financial Assets for which J.P. Morgan has received notice of a call for redemption or that have otherwise matured, and all income and interest coupons and other income items that call for payment upon presentation;

(ii)	execute in the name of Customer such certificates as may be required to obtain payment in respect of Financial Assets; and

(iii)	exchange interim or temporary documents of title held in the Securities Account for definitive documents of title.

(b)	In the event that, as a result of holding Financial Assets in an omnibus account, Customer receives fractional interests in Financial Assets arising out of a Corporate Action or class action litigation, J.P. Morgan will credit Customer with the amount of cash it would have received had the Financial Assets not been held in an omnibus account, and Customer shall relinquish to J.P. Morgan its interest in such fractional interests.

(c)	If some, but not all, of an outstanding class of Financial Asset is called for redemption, J.P. Morgan may allot the amount redeemed among the respective beneficial holders of such class of Financial Assets on a pro rata basis or in any manner J.P. Morgan reasonably deems to be fair and equitable.

(d)	J.P. Morgan reserves the right to reverse any transactions that are credited to the Accounts due to mis-postings and other such similar actions.

2.9	Corporate Actions

(a)	J.P. Morgan will act in accordance with local market practice to obtain information concerning Corporate Actions that is publicly available in the local market. J.P. Morgan also will review information obtained from sources to which it subscribes for information concerning such Corporate Actions. J.P. Morgan will promptly provide that information (or summaries that accurately reflect the material points concerning the applicable Corporate Action) to Customer or its Authorized Person.

(b)	J.P. Morgan will act in accordance with Customer’s Instructions in relation to such Corporate Actions. If Customer fails to provide J.P. Morgan with timely Instructions with respect to any Corporate Action, neither J.P. Morgan nor its Subcustodians or their respective nominees will take any action in relation to that Corporate Action.

2.10	Class Action Litigation

Any notices received by J.P. Morgan’s corporate actions department about U.S. settled securities class action litigation that requires action by affected owners of the underlying Financial Assets will be promptly notified to Customer if J.P. Morgan, using reasonable care and diligence in the circumstances, identifies that Customer was a shareholder and held the relevant Financial Assets in custody with J.P. Morgan at the relevant time. J.P. Morgan will not make filings in the name of Customer in respect to such notifications.

2.11	Proxies

(a)	J.P. Morgan will monitor information distributed to holders of Financial Assets about upcoming shareholder meetings, promptly notify Customer of such information and, subject to Section 2.11(c), act in accordance with Customer’s Instructions in relation to such meetings (“the Proxy Voting Service”).

(b)	The Proxy Voting Service is available only in certain markets, details of which are available from J.P. Morgan on request. Provision of the Proxy Voting Service is conditional upon receipt by J.P. Morgan of a duly completed enrolment form as well as additional documentation that may be required for certain markets.

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(c)	The Proxy Voting Service does not include physical attendance at shareholder meetings. Requests for physical attendance at shareholder meetings can be made but they will be evaluated and agreed to by J.P. Morgan on a case by case basis.

(d)	Customer acknowledges that the provision of the Proxy Voting Service may be precluded or restricted under a variety of circumstances. These circumstances include, but are not limited to:

(i)	the Financial Assets being on loan or out for registration;

(ii)	the pendency of conversion or another corporate action;

(iii)	the Financial Assets being held in a margin or collateral account at J.P. Morgan or another bank or broker, or otherwise in a manner which affects voting;

(iv)	local market regulations or practices, or restrictions by the issuer; and

(v)	J.P. Morgan being required to vote all shares held for a particular issue for all of J.P. Morgan’s customers on a net basis (i.e., a net yes or no vote based on voting instructions received from all its customers). Where this is the case, J.P. Morgan will inform Customer.

2.12	Statements of Account

(a)	J.P. Morgan will provide Customer with a statement of account for each Account, identifying cash and Financial Assets held in the Account and any transfers to and from the Account. Statements of account may be delivered electronically or on-line over the Internet and are deemed delivered when sent electronically or posted on the Internet. Customer will review its statement of account and give J.P. Morgan written notice of (i) any suspected error or omission or (ii) non-receipt of a statement of account within a reasonable time after the statement of accounts is sent or made available to Customer or would have been sent, as the case may be.

(b)	Customer acknowledges that information available to it on-line with respect to transactions posted after the close of the prior business day may not be accurate due to mis-postings, delays in updating Account records, and other causes. J.P. Morgan will not be liable for any loss or damage arising out of any such information accessed on-line that is subsequently updated or corrected by the close of business on the first business day after the original transaction was posted.

2.13	Access to J.P. Morgan’s Records

(a)	J.P. Morgan will allow Customer’s auditors and independent public accountants such reasonable access to the records of J.P. Morgan relating to Financial Assets as is required in connection with their examination of books and records pertaining to Customer’s affairs. Subject to restrictions under the relevant local law, J.P. Morgan also directs any Subcustodian to permit Customer’s auditors and independent public accountants, reasonable access to the records of any Subcustodian of Financial Assets held in the Securities Account as may be required in connection with such examination.

(b)	J.P. Morgan will, upon reasonable written notice, allow Customer reasonable access during normal working hours to the records of J.P. Morgan relating to the Accounts. J.P. Morgan may impose reasonable restrictions on the number of individuals allowed access, the frequency and length of such access, and the scope of the records made available. Customer shall reimburse J.P. Morgan for the cost of copying, collating and researching archived information at J.P. Morgan’s regular hourly rate.

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2.14	Maintenance of Financial Assets at Subcustodian Locations

(a)	Unless Instructions require another location acceptable to J.P. Morgan, Financial Assets will be held in the country or jurisdiction in which their principal trading market is located, where such Financial Assets may be presented for payment, where such Financial Assets were acquired, or where such Financial Assets are held. J.P. Morgan reserves the right to refuse to accept delivery of Financial Assets or cash in countries and jurisdictions other than those referred to in Schedule 1 to this Agreement, as in effect from time to time. J.P. Morgan may modify Schedule 1 to this Agreement upon notice to Customer.

(b)	J.P. Morgan reserves the right to restrict the services it provides in certain markets that are deemed by J.P. Morgan to be restricted markets from time to time. A current list of these markets, and a summary of the related restrictions, is set forth on Schedule 5. J.P. Morgan may update Schedule 5 from time to time upon notice to the Customer.

2.15	Foreign Exchange Transactions

To facilitate the administration of the Customer’s trading and investment activity, J.P. Morgan may, but will not be obliged to, enter into spot or forward foreign exchange contracts with the Customer, or an Authorized Person, and may also provide foreign exchange contracts and facilities through its Affiliates or Subcustodians. Instructions, including standing Instructions, may be issued with respect to such contracts and facilities, but J.P. Morgan may establish rules or limitations concerning any foreign exchange contract or facility made available. In all cases where J.P. Morgan or its Affiliates or Subcustodians enter into foreign exchange contracts or facilities with the Customer, J.P. Morgan will not be executing or otherwise placing any foreign exchange transactions as the Customer’s agent, and the terms and conditions of such foreign exchange contracts or facilities (as the case may be) will apply to such transactions. With respect to the Customer’s foreign exchange contracts or facilities with J.P. Morgan, J.P. Morgan will be acting as the Customer’s principal counterparty on such foreign exchange contracts or facilities (as the case may be).

2.16	Notifications

If Customer has agreed to access information concerning the Accounts through J.P. Morgan’s website, J.P. Morgan may make any notifications required under this Agreement by posting it on the website.

2.17	Securities Lending Transactions

(a)	If and to the extent that the necessary funds and securities have been entrusted to it under this Agreement, and subject to J.P. Morgan’s rights pursuant to Section 4.3 below, J.P. Morgan, as agent of Customer, shall from time to time make from the Accounts the transfers of funds and deliveries of securities that Customer has agreed to make pursuant to the Securities Loan Agreement and shall receive for the Accounts the transfers of funds and deliveries of Securities that the borrower under the Securities Loan Agreement is required to make pursuant thereto. J.P. Morgan shall make and receive such transfers and deliveries pursuant to, and subject to the terms and conditions of, the Securities Loan Agreement.

(b)	Customer shall not issue any orders or Instructions to transfer Account Assets out of any Accounts (and J.P. Morgan shall have no obligations to follow any such orders or Instructions) unless such transfer accords with Customer’s obligations under Section 4.2 of the Securities Loan Agreement.

(c)

J.P. Morgan shall daily mark to market, in the manner provided for in the Securities Loan Agreement, all loans of securities that may from time to time be outstanding thereunder. In performing such marks to market, J.P. Morgan shall use Securities prices

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determined in such manner as J.P. Morgan may from time to time approve. J.P. Morgan shall, without further instruction from Customer, exercise the right of Customer under the Securities Loan Agreement to call upon J.P. Morgan Clearing Corp. to deliver to Customer such additional funds and/or Securities as may be required pursuant to the Securities Loan Agreement to be delivered by J.P. Morgan Clearing Corp as a result of such mark-to-market.

(d)	J.P. Morgan shall promptly notify Customer of any failure or inability to deliver or receive Securities or funds under the Securities Loan Agreement of which it has actual knowledge.

(e)	J.P. Morgan hereby acknowledges its receipt from Customer of a copy of the Securities Loan Agreement in effect on the date hereof. Customer shall provide J.P. Morgan, prior to the effectiveness thereof, with a copy of any amendment to the Securities Loan Agreement.

(f)	J.P. Morgan may rely upon a recognized pricing service or a recognized credit rating service in determining the value or credit rating of any Securities, as applicable, and shall in no circumstances be liable for any errors made by such service or its equivalent.

3.	INSTRUCTIONS

3.1	Acting on Instructions; Method of Instruction and Unclear Instructions

(a)	Customer authorizes J.P. Morgan to accept, rely upon and/or act upon any Instructions received by it without inquiry. Customer will indemnify J.P. Morgan Indemnitees against, and hold each of them harmless from, any Liabilities that may be imposed on, incurred by, or asserted against J.P. Morgan Indemnitees as a result of any action or omission taken in accordance with any Instruction.

(b)	Customer will where reasonably practicable use automated and electronic methods of sending Instructions.

(c)	J.P. Morgan shall promptly notify an Authorized Person if J.P. Morgan determines that an Instruction does not contain all information reasonably necessary for J.P. Morgan to carry out the Instruction. J.P. Morgan may decline to act upon an Instruction if it does not receive clarification or confirmation satisfactory to it. J.P. Morgan will not be liable for any loss arising from any reasonable delay in carrying out any such Instruction while it seeks information, clarification or confirmation or in declining to act upon any Instruction for which it does not receive clarification satisfactory to it.

3.2	Verification and Security Procedures

(a)	J.P. Morgan and Customer shall comply with any applicable Security Procedures with respect to the delivery or authentication of Instructions and shall ensure that any codes, passwords or similar devices are reasonably safeguarded.

(b)	Either party may record any of their telephone communications.

3.3	Instructions; Contrary to Law/Market Practice

J.P. Morgan need not act upon Instructions which it reasonably believes to be contrary to law, regulation or market practice, but J.P. Morgan shall be under no duty to investigate whether any Instructions comply with Applicable Law or market practice. In the event J.P. Morgan does not act upon such Instructions, J.P. Morgan will notify Customer where reasonably practicable.

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3.4	Cut-Off Times

J.P. Morgan has established cut-off times for receipt of Instructions, which will be made available to Customer. If J.P. Morgan receives an Instruction after its established cut-off time, J.P. Morgan will attempt to act upon the Instruction on the day requested if J.P. Morgan deems it practicable to do so or otherwise as soon as practicable after that day.

3.5	Electronic Access

Access by Customer to certain applications or products of J.P. Morgan via J.P. Morgan’s web site or otherwise shall be governed by this Agreement and the terms and conditions set forth in Schedule 5.

4.	FEES, EXPENSES AND OTHER AMOUNTS OWING TO J.P. MORGAN

4.1	Fees and Expenses

Customer will pay J.P. Morgan for its services under this Agreement such fees as may be agreed upon in writing from time to time, together with J.P. Morgan’s reasonable out-of-pocket or incidental expenses, including, but not limited to, legal fees and tax or related fees incidental to processing charged directly or indirectly by governmental authorities, issuers, or their agents. Any annual fee payable by Customer, and any transaction charges incurred by it, shall be paid monthly by automatic deduction from funds available therefor in the Account or, if there are no such funds, upon presentation of an invoice therefor. The annual fee shall be calculated on the basis of the total market value of the assets in the Account on the last business day of the month for which such fee is charged or as set forth in the fee schedule. Out-of-pocket expenses incurred by J.P. Morgan in the performance of its services hereunder, any and all taxes (including any interest and penalties with respect thereto) which may be levied or assessed under present or future laws upon or in respect of the Account or income thereof, and all other proper charges and disbursements of the Account, shall be charged to the Account by J.P. Morgan and paid in the same manner as the annual fee referred to in this Section 4.1. Without prejudice to J.P. Morgan’s other rights, J.P. Morgan reserves the right to charge interest on overdue amounts from the due date until actual payment at such rate as J.P. Morgan customarily charges for similar overdue amounts.

4.2	Overdrafts

If a debit to any currency in the Cash Account results in a debit balance in such currency, then J.P. Morgan may, in its discretion, (i) advance an amount equal to the overdraft, (ii) refuse to settle in whole or in part the transaction which, if effected, would cause such debit balance, or (iii) if any such transaction is posted to the Securities Account, reverse any such posting. If J.P. Morgan elects to make such an advance, the advance will be deemed a loan to Customer, payable on demand, bearing interest at the applicable rate charged by J.P. Morgan from time to time for such overdrafts, from the date of such advance to the date of payment (including after the date any judgment may be entered against the Customer with respect to any overdraft) and otherwise on the terms on which J.P. Morgan makes similar overdrafts available from time to time. No prior action or course of dealing on J.P. Morgan’s part with respect to the settlement of transactions on Customer’s behalf will be asserted by Customer against J.P. Morgan for J.P. Morgan’s refusal to make advances to the Cash Account or to settle any transaction for which Customer does not have sufficient available funds in the applicable currency in the Account. The Customer shall be deemed to be in default with respect to any such advance upon the occurrence of any event of the type specified in section 365(e)(1) of the U.S. Bankruptcy Code, as amended from time to time.

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4.3	J.P. Morgan’s Right Over Securities; Set-off

(a)	Without prejudice to J.P. Morgan’s rights under Applicable Law, Customer grants to J.P. Morgan a first-priority, perfected security interest in and a lien on the Account and all Account Assets as security for any and all Liabilities outstanding from time to time (whether actual or contingent) of Customer to J.P. Morgan arising from this Agreement or any agreement between Customer and J.P. Morgan where J.P. Morgan serves as custodian, depository or escrow agent, and J.P. Morgan shall be entitled without notice to Customer, to withhold delivery of such Account Assets, sell or otherwise realize any of such Account Assets and to apply the proceeds and any other monies credited to the Cash Account in satisfaction of such Liabilities; provided however any such sale or realization shall be effected in good faith, and upon Customer’s request, J.P. Morgan will provide Customer supporting documentation stating prices that were realized. For this purpose, J.P. Morgan may make such currency conversions as may be necessary at its then current rates for the sale and purchase of relevant currencies and upon Customer’s request, notify Customer of the conversion rates that were used.

(b)	Without prejudice to J.P. Morgan’s rights under Applicable Law, J.P. Morgan may set off against any obligation arising from this Agreement, or any agreement between Customer and J.P. Morgan where J.P. Morgan serves as custodian, depository or escrow agent, owed by Customer to J.P. Morgan, any J.P. Morgan branch or office, or any of its Affiliates any obligation owed to Customer by J.P. Morgan, any J.P. Morgan branch or office, or any Affiliate of J.P. Morgan. For this purpose, J.P. Morgan shall be entitled to accelerate the maturity of any fixed term deposits and to effect such currency conversions as may be necessary at its current rates for the sale and purchase of the relevant currencies.

(c)	J.P. Morgan shall, without any further consent from the Customer, promptly and fully comply with any order or instruction of J.P. Morgan Clearing Corp. or any Affiliate of J.P. Morgan to which the Customer has granted a security interest in any part of the Account Assets (each a “JPM Secured Party”). The Customer acknowledges that J.P. Morgan shall not be obligated to comply with any order or instruction of Customer if such instruction conflicts with an instruction issued by a JPM Secured Party, or if and to the extent that any such Security or other property credited to the Account is required as collateral for any outstanding advance or other obligation under this Agreement or any loan or other agreement between J.P. Morgan, or a JPM Secured Party, and the Customer.

5.	SUBCUSTODIANS, SECURITIES DEPOSITORIES, AND OTHER AGENTS

5.1	Appointment of Subcustodians; Use of Securities Depositories

(a)

J.P. Morgan is authorized under this Agreement to act through and hold Customer’s Financial Assets with Subcustodians. J.P. Morgan will use reasonable care in the selection, monitoring and continued appointment of such Subcustodians. In addition, J.P. Morgan and each Subcustodian may deposit Securities with, and hold Securities in, any Securities Depository on such terms as such Securities Depository customarily

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operates and Customer will provide J.P. Morgan with such documentation or acknowledgements that J.P. Morgan may require to hold the Financial Assets in such Securities Depository.

(b)	Unless required otherwise by Applicable Law in the relevant market, any agreement J.P. Morgan enters into with a Subcustodian for holding J.P. Morgan’s customers’ assets will provide that such assets will not be subject to any right, charge, security interest, lien or claim of any kind in favor of such Subcustodian or its creditors except a claim for payment for their safe custody or administration, or, in the case of cash deposits, except for liens or rights in favor of creditors of the Subcustodian arising under bankruptcy, insolvency or similar law, and that the beneficial ownership thereof will be freely transferable without the payment of money or value other than for safe custody or administration. J.P. Morgan shall be responsible for all claims for payment of fees for safe custody or administration so that no Subcustodian exercises any claim for such payment against Customer’s assets. Where a Subcustodian deposits Securities with a Securities Depository, J.P. Morgan will cause the Subcustodian to identify on its records as belonging to J.P. Morgan, as agent, the Securities shown on the Subcustodian’s account at such Securities Depository. This Section 5.1(b) will not apply to the extent of any agreement or arrangement made by Customer with J.P. Morgan, any particular Subcustodian or any other third party.

(c)	J.P. Morgan is not responsible for the selection or monitoring of any Securities Depository and will not be liable for any act or omission by (or the insolvency of) any Securities Depository. In the event Customer incurs a loss due to the gross negligence, willful default, or insolvency of a Securities Depository, J.P. Morgan will make reasonable efforts, in its discretion, to seek recovery from the Securities Depository, but J.P. Morgan will not be obligated to institute legal proceedings, file a proof of claim in any insolvency proceeding, or take any similar action.

5.2	Liability for Subcustodians

(a)	Subject to Section 7.1(b), J.P. Morgan will be liable for direct losses incurred by Customer that result from:

(i)	the failure by a Subcustodian to use reasonable care in the provision of custodial services by it in accordance with the standards prevailing in the relevant market or from the fraud or willful misconduct of such Subcustodian in the provision of custodial services by it; or

(ii)	the insolvency of any Affiliated Subcustodian Bank.

(b)	Subject to Section 5.1(a) and J.P. Morgan’s duty to use reasonable care in the monitoring of a Subcustodian’s financial condition as reflected in its published financial statements and other publicly available financial information concerning it customarily reviewed by J.P. Morgan in its oversight process, J.P. Morgan will not be responsible for any losses (whether direct or indirect) incurred by Customer that result from the insolvency of any Subcustodian which is not a branch or an Affiliated Subcustodian Bank.

(c)	J.P. Morgan reserves the right to add, replace or remove Subcustodians. J.P. Morgan will give prompt notice of any such action, which will be advance notice if practicable. Upon request by Customer, J.P. Morgan will identify the name, address and principal place of business of any Subcustodian and the name and address of the governmental agency or other regulatory authority that supervises or regulates such Subcustodian.

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6.	ADDITIONAL PROVISIONS RELATING TO CUSTOMER

6.1	Representations of Customer and J.P. Morgan

(a)	The Customer represents, warrants and covenants that (i) it has full authority and power, and has obtained all necessary authorizations and consents, to deposit and control the Account Assets in the Accounts, to use J.P. Morgan as its custodian in accordance with the terms of this Agreement, to borrow money (either short term or intraday borrowings in order to settle transactions prior to receipt of covering funds), grant a lien over Account Assets as contemplated by Section 4.3, and enter into foreign exchange transactions; (ii) assuming execution and delivery of this Agreement by J.P. Morgan, this Agreement is the Customer’s legal, valid and binding obligation, enforceable against the Customer in accordance with its terms and it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement; (iii) it has not relied on any oral or written representation made by J.P. Morgan or any person on its behalf, and acknowledges that this Agreement sets out to the fullest extent the duties of J.P. Morgan; (iv) it is a resident of the United States and shall notify J.P. Morgan of any changes in residency, (v) the Account Assets deposited in the Accounts (other than those assets held in Accounts established pursuant to certain account control agreements (“Control Account Assets”) among the Customer, J.P. Morgan and secured party named therein) are not subject to any encumbrance or security interest whatsoever and the Customer undertakes that, so long as Liabilities of the Customer under or in connection with this Agreement are outstanding, it will not create or permit to subsist any encumbrance or security interest over such Account Assets (other than Control Account Assets); (vi) no delivery of Securities by the Customer to J.P. Morgan and no Instruction by the Customer with respect to such Securities will contravene Applicable Law; and (vii) none of the Account Assets to be held under this Agreement are “plan assets” as defined in Section 3(42) of the Employee Retirement Income Security Act of 1974, as amended, or the regulations thereunder except as otherwise expressly notified to J.P. Morgan.

J.P. Morgan may rely upon the certification of such other facts as may be required to administer J.P. Morgan’s obligations under this Agreement and Customer shall indemnify J.P. Morgan against all losses, liability, claims or demands arising directly or indirectly from any such certifications.

(b)	J.P. Morgan represents and warrants that (i) assuming execution and delivery of this Agreement by Customer, this Agreement is J.P. Morgan’s legal, valid and binding obligation, enforceable against J.P. Morgan in accordance with its terms, except as enforceability may be limited by bankruptcy, moratorium on payment of debt or other laws affecting the rights of creditors generally and (ii) it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement.

6.2	Customer is Liable to J.P. Morgan Even if it is Acting for Another Person

If Customer is acting as an agent or for another person as envisaged in Section 2.1(a) in respect of any transaction, cash, or Financial Asset, J.P. Morgan nevertheless will treat Customer as its principal for all purposes under this Agreement. In this regard, Customer will be liable to J.P. Morgan as a principal in respect of any transactions relating to the Account. The foregoing will not affect any rights J.P. Morgan might have against Customer’s principal or the other person envisaged by Section 2.1(a).

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6.3	J.P. Morgan Not Required to Make Payments on Behalf of Customer

J.P. Morgan shall not be required to make any payments on behalf of Customer to Customer’s equity holders, members, managers, partners, shareholders, or beneficiaries, as applicable, and J.P. Morgan’s sole obligation with respect to the payment of distributions and other amounts to Customer’s equity holders, members, managers, partners, shareholders, or beneficiaries, as applicable, shall be, upon Instructions from Customer, to transfer, from funds available in a Cash Account for such purpose, to such bank (other than J.P. Morgan) as Customer may designate in such Instructions the aggregate amount of such distributions or other amounts specified in such Instructions.

6.4	Special Settlement Services

J.P. Morgan may, but shall not be obliged to, make available to the Customer from time to time special settlement services (including continuous linked settlement) for transactions involving Securities, cash, foreign exchange, and other instruments or contracts. The Customer shall comply, and shall cause its Authorized Persons to comply, with the requirements of any external settlement agency through which such settlements may be processed, including, without limitation, its rules and by-laws, where applicable.

6.5	Applicable Law

J.P. Morgan and Customer covenant that they will perform their respective obligations (including, but not limited to, the issuance of Instructions) under this Agreement in accordance with Applicable Law.

7.	WHEN J.P. MORGAN IS LIABLE TO CUSTOMER

7.1	Standard of Care; Liability

(a)	J.P. Morgan will use reasonable care in performing its obligations under this Agreement. J.P. Morgan will not be in violation of this Agreement with respect to any matter as to which it has satisfied its obligation of reasonable care.

(b)	Subject to Section 5.2(a) and Section 7.6 of this Agreement, J.P. Morgan will be liable for Customer’s direct damages to the extent they result from J.P. Morgan’s fraud, gross negligence or wilful misconduct in performing its duties as set out in this Agreement and to the extent provided in Section 5.2(a). Nevertheless, under no circumstances will J.P. Morgan be liable for any indirect, incidental, consequential or special damages (including, without limitation, lost profits) of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought, with respect to the Accounts, J.P. Morgan’s performance under this Agreement, or J.P. Morgan’s role as custodian.

(c)	Customer will indemnify J.P. Morgan Indemnitees against, and hold them harmless from, any Liabilities that may be imposed on, incurred by or asserted against any of J.P. Morgan Indemnitees in connection with or arising out of (i) J.P. Morgan’s performance under this Agreement, provided J.P. Morgan Indemnitees have not acted with gross negligence or engaged in fraud or willful misconduct in connection with the Liabilities in question or (ii) any J.P. Morgan Indemnitee’s status as a holder of record of Customer’s Financial Assets. Nevertheless, Customer will not be obligated to indemnify any J.P. Morgan Indemnitee under the preceding sentence with respect to any Liability for which J.P. Morgan is liable under Section 5.2 of this Agreement.

(d)	Customer agrees that J.P. Morgan provides no service in relation to, and therefore has no duty or responsibility to: (i) question Instructions or make any suggestions to Customer or

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an Authorized Person regarding such Instructions; (ii) supervise or make recommendations with respect to investments or the retention of Financial Assets; (iii) advise Customer or an Authorized Person regarding any default in the payment of principal or income of any security other than as provided in Section 2.7(b) of this Agreement; (iv) evaluate or report to Customer or an Authorized Person regarding the financial condition of any broker, agent or other party to which J.P. Morgan is instructed to deliver Financial Assets or cash. J.P. Morgan is not responsible or liable in any way for the genuineness or validity of any Security or instrument received, delivered or held by J.P. Morgan in physical form that appears to be genuine and valid.

7.2	Force Majeure

J.P. Morgan will maintain and update from time to time business continuation and disaster recovery procedures with respect to its global custody business that it determines from time to time meet reasonable commercial standards. J.P. Morgan will have no liability, however, for any damage, loss, expense or liability of any nature that the Customer may suffer or incur, caused by an act of God, fire, flood, civil or labor disturbance, war, terrorism, act of any governmental authority or other act or threat of any authority (de jure or de facto), legal constraint, fraud or forgery (other than on the part of J.P. Morgan or its employees), malfunction of equipment or software (except where such malfunction is primarily and directly attributable to J.P. Morgan’s gross negligence in maintaining the equipment or software), currency re-denominations, failure of or the effect of rules or operations of any external funds transfer system, inability to obtain or interruption of external communications facilities, or any other cause beyond the reasonable control of J.P. Morgan (including, without limitation, the non-availability of appropriate foreign exchange).

7.3	J.P. Morgan May Consult With Counsel

J.P. Morgan will be entitled to rely on, and may act upon the advice of professional advisers in relation to matters of law, regulation or market practice (which may be the professional advisers of Customer), and will not be liable to Customer under this Agreement for any action taken or omitted pursuant to such advice.

7.4	J.P. Morgan Provides Diverse Financial Services and May Generate Profits as a Result

Customer hereby authorizes J.P. Morgan to act under this Agreement notwithstanding that: (a) J.P. Morgan or any of its divisions, branches or Affiliates may have a material interest in transactions entered into by Customer with respect to the Account or that circumstances are such that J.P. Morgan may have a potential conflict of duty or interest, including the fact that J.P. Morgan or its Affiliates may act as a market maker in the Financial Assets to which Instructions relate, provide brokerage services to other customers, act as financial adviser to the issuer of such Financial Assets, act in the same transaction as agent for more than one customer, have a material interest in the issue of the Financial Assets; or earn profits from any of the activities listed herein and (b) J.P. Morgan or any of its divisions, branches or Affiliates may be in possession of information tending to show that the Instructions received may not be in the best interests of Customer. J.P. Morgan is not under any duty to disclose any such information.

7.5	Assets Held Outside J.P. Morgan’s Control

J.P. Morgan will not be obliged to hold Securities or cash with any person not agreed to by J.P. Morgan. Furthermore, J.P. Morgan will not be obliged to register or record Securities in the

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name of any person not agreed to by J.P. Morgan. If, however, Customer makes such a request and J.P. Morgan agrees to the request, the consequences of doing so will be at Customer’s own risk. J.P. Morgan shall not be liable for any losses incurred as a result and may be precluded from providing some of the services referred to in this Agreement (for example, and without limitation, income collection, proxy voting, class action litigation and Corporate Action notification and processing).

7.6	Ancillary Services

J.P. Morgan and its Subcustodians may use third party delivery services and providers of information regarding matters such as pricing, proxy voting, corporate actions and class action litigation and use local agents to provide extraordinary services such as attendance at annual meetings of issuers of Securities). Although J.P. Morgan will use reasonable care (and procure that its Subcustodians use reasonable care) in the selection and retention of such third party providers and local agents, it will not be responsible for any errors or omissions made by them in providing the relevant information or services.

7.7	Service Locations

J.P. Morgan maintains various operational/service centers and locations in the United States and foreign jurisdictions. The services provided under this Agreement may be provided from one or more such locations. J.P. Morgan may change the operational/service centers and locations as it deems necessary or appropriate for its business concerns.

8.	TAXATION

8.1	Tax Obligations

(a)	Customer will pay or reimburse J.P. Morgan, and confirms that J.P. Morgan is authorized to deduct from any cash received or credited to the Cash Account, any taxes or levies required by any revenue or governmental authority for whatever reason in respect of Customer’s Accounts.

(b)	Customer will provide to J.P. Morgan such certifications, declarations, documentation, and information as it may require in connection with taxation, and warrants that, when given, this information is true and correct in all material respects, not misleading in any way, and contains all material information. Customer undertakes to notify J.P. Morgan immediately if any information requires updating or correcting. J.P. Morgan provides no service of controlling or monitoring, and therefore has no duty in respect of, or liability for any taxes, penalties, interest or additions to tax, payable or paid that result from (i) the inaccurate completion of documents by Customer or any third party; (ii) provision to J.P. Morgan or a third party of inaccurate or misleading information by Customer or any third party; (iii) the withholding of material information by Customer or any third party; or (iv) as a result of any delay by any revenue authority or any other cause beyond J.P. Morgan’s control.

(c)	If J.P. Morgan does not receive appropriate certifications, documentation and information then, as and when appropriate and required, additional tax shall be deducted from all income received in respect of the Financial Assets (including, but not limited to, United States non-resident alien tax and/or backup withholding tax).

(d)	Customer will be responsible in all events for the timely payment of all taxes relating to the Financial Assets in the Securities Account provided, however, that J.P. Morgan will be responsible for any penalty or additions to tax due solely as a result of J.P. Morgan’s negligent acts or omissions with respect to paying or withholding tax or reporting interest, dividend or other income paid or credited to the Cash Account.

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9.	TERMINATION

9.1	Termination

(a)	The initial term of this Agreement shall be for a period of three years following the date on which J.P. Morgan commenced providing services under the Agreement. Following the initial term, Customer may terminate this Agreement on sixty (60) days’ written notice to J.P. Morgan. J.P. Morgan may terminate this Agreement on one hundred and eighty (180) days’ written notice to Customer. Notwithstanding the foregoing, if the Institutional Account Agreement, dated November , 2013, among J.P. Morgan Clearing Corp., J.P. Morgan Securities LLC, certain affiliates thereof, and Customer is terminated, J.P. Morgan shall have the right to terminate this Agreement on the date such Institutional Account Agreement terminates.

(b)	Notwithstanding Section 9.1(a):

(i)	Either party may terminate this Agreement immediately on written notice to the other party in the event that a material breach of this Agreement by the other party has not been cured within thirty (30) days’ of that party being given written notice of the material breach;

(ii)	Either party may terminate this Agreement immediately on written notice to the other party upon the other party being declared bankrupt, entering into a composition with creditors, obtaining a suspension of payment, being put under court controlled management, being subject to an involuntary order for the transfer of all or part of its business by a statutory authority, having any of its issued shares suspended from trading on any exchange on which they are listed (if applicable) or being the subject of a similar measure;

(iii)	J.P. Morgan may terminate this Agreement on sixty (60) days’ written notice to Customer in the event that J.P. Morgan reasonably determines that Customer has ceased to satisfy J.P. Morgan’s customary credit requirements; and

(iv)	Customer may terminate this Agreement at any time on sixty (60) days’ written notice to J.P. Morgan upon payment of a termination fee. The termination fee will be an amount equal to six (6) times the average monthly fees paid during the six month period prior to Customer’s notice of termination, or since the date J.P. Morgan commenced providing services under this Agreement if that period is less than six months.

9.2	Exit Procedure

Customer will provide J.P. Morgan full details of the persons to whom J.P. Morgan must deliver Financial Assets and cash within a reasonable period before the effective time of termination of this Agreement. If Customer fails to provide such details in a timely manner, J.P. Morgan shall be entitled to continue to be paid fees under this Agreement until such time as it is able to deliver the Financial Assets and cash to its successor custodian, but J.P. Morgan may take such steps as it reasonably determines to be necessary to protect itself following the effective time of termination, including ceasing to provide transaction settlement services in the event that J.P.

Morgan is unwilling to assume any related credit risk. J.P. Morgan will in any event be entitled to deduct any amounts owing to it prior to delivery of the Financial Assets and cash (and, accordingly, J.P. Morgan will be entitled to sell Financial Assets and apply the sale proceeds in satisfaction of amounts owing to it; provided however any such sale or realization shall be effected in good faith, and upon Customer’s request, J.P. Morgan will provide Customer supporting documentation stating prices that were realized). Customer will reimburse J.P. Morgan

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promptly for all out-of-pocket expenses it incurs in delivering Financial Assets upon termination. Termination will not affect any of the liabilities either party owes to the other arising under this Agreement prior to such termination.

10.	MISCELLANEOUS

10.1	Notifications

Notices pursuant to Section 9 of this Agreement shall be sent or served by registered mail, overnight delivery services, such as Federal Express (FedEx) or United Parcel Service (UPS), etc., courier services or hand delivery to the address of the respective parties as set out on the first page of this Agreement, unless notice of a new address is given to the other party in writing. Notice will not be deemed to be given unless it has been received.

10.2	Successors and Assigns

This Agreement will be binding on each of the parties’ successors and assigns, but the parties agree that neither party can assign any of its rights or obligations under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed; except J.P. Morgan may assign this Agreement without Customer’s consent to (a) any Affiliate or subsidiary of J.P. Morgan or (b) in connection with a merger, reorganization, stock sale or sale of all or substantially all of J.P. Morgan’s custody business, provided that, in the case of each of (a) and (b), such assignee shall continue to be a qualified custodian for purposes of the Investment Company Act of 1940, as amended.

10.3	Interpretation

Headings are for reference and convenience only and are not intended to affect interpretation. References to Sections are to Sections of this Agreement and references to sub-Sections and paragraphs are to sub-Sections of the Sections and paragraphs of the sub-Sections in which they appear.

10.4	Entire Agreement

This Agreement, including the Schedules and the Exhibits (and any separate agreement which J.P. Morgan and Customer may enter into with respect to any Cash Account), sets out the entire Agreement between the parties in connection with the subject matter hereof, and this Agreement supersedes any other agreement, statement or representation relating to custody, whether oral or written. Amendments must be in writing and, except where this Agreement provides for amendments by notice from J.P. Morgan, signed by both parties.

10.5	Information Concerning Deposits at J.P. Morgan’s Non-US Branch

Under U.S. federal law, deposit accounts that Customer maintains in J.P. Morgan’s foreign branches (outside of the U.S.) are not insured by the Federal Deposit Insurance Corporation. In the event of J.P. Morgan’s liquidation, foreign branch deposits have a lesser preference than U.S. deposits, and such foreign deposits are subject to cross-border risks.

10.6	Insurance

Customer acknowledges that J.P. Morgan will not be required to maintain any insurance coverage specifically for the benefit of Customer. J.P. Morgan will, however, provide summary information regarding its own general insurance coverage to Customer upon written request.

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10.7	Security Holding Disclosure

With respect to Securities and Exchange Commission Rule 14b-2 under The U.S Shareholder Communications Act, regarding disclosure of beneficial owners to issuers of Securities, J.P. Morgan is instructed not to disclose the name, address or Security positions of Customer in response to shareholder communications requests regarding the Account.

10.8	USA PATRIOT Act Disclosure

Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires J.P. Morgan to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, Customer acknowledges that Section 326 of the USA PATRIOT Act and J.P. Morgan’s identity verification procedures require J.P. Morgan to obtain information which may be used to confirm Customer’s identity including without limitation Customer’s name, address and organizational documents (“identifying information”). Customer may also be asked to provide information about its financial status such as its current audited and unaudited financial statements. Customer agrees to provide J.P. Morgan with and consents to J.P. Morgan obtaining from third parties any such identifying and financial information required as a condition of opening an account with or using any service provided by J.P. Morgan.

10.9	GOVERNING LAW AND JURISDICTION

THIS AGREEMENT WILL BE CONSTRUED, REGULATED, AND ADMINISTERED UNDER THE LAWS OF THE UNITED STATES OR STATE OF NEW YORK, AS APPLICABLE, INCLUDING SECTIONS 5-1401 AND 5-1402 BUT OTHERWISE WITHOUT REGARD TO NEW YORK’S PRINCIPLES REGARDING CONFLICT OF LAWS, EXCEPT THAT THE FOREGOING SHALL NOT REDUCE ANY STATUTORY RIGHT TO CHOOSE NEW YORK LAW OR FORUM. THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK WILL HAVE THE SOLE AND EXCLUSIVE JURISDICTION OVER ANY LAWSUIT OR OTHER JUDICIAL PROCEEDING RELATING TO OR ARISING FROM THIS AGREEMENT. IF THAT COURT LACKS FEDERAL SUBJECT MATTER JURISDICTION, THE SUPREME COURT OF THE STATE OF NEW YORK, NEW YORK COUNTY WILL HAVE SOLE AND EXCLUSIVE JURISDICTION. EITHER OF THESE COURTS WILL HAVE PROPER VENUE FOR ANY SUCH LAWSUIT OR JUDICIAL PROCEEDING, AND THE PARTIES WAIVE ANY OBJECTION TO VENUE OR THEIR CONVENIENCE AS A FORUM. THE PARTIES AGREE TO SUBMIT TO THE JURISDICTION OF ANY OF THE COURTS SPECIFIED AND TO ACCEPT SERVICE OF PROCESS TO VEST PERSONAL JURISDICTION OVER THEM IN ANY OF THESE COURTS. THE PARTIES FURTHER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY SUCH LAWSUIT OR JUDICIAL PROCEEDING ARISING OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. TO THE EXTENT THAT IN ANY JURISDICTION CUSTOMER MAY NOW OR HEREAFTER BE ENTITLED TO CLAIM, FOR ITSELF OR ITS ASSETS, IMMUNITY FROM SUIT, EXECUTION, ATTACHMENT (BEFORE OR AFTER JUDGEMENT) OR OTHER LEGAL PROCESS, CUSTOMER SHALL NOT CLAIM, AND IT HEREBY IRREVOCABLY WAIVES, SUCH IMMUNITY.

10.10	Severability; Waiver; and Survival

(a)	If one or more provisions of this Agreement are held invalid, illegal or unenforceable in any respect on the basis of any particular circumstances or in any jurisdiction, the validity, legality and enforceability of such provision or provisions under other circumstances or in other jurisdictions and of the remaining provisions will not in any way be affected or impaired.

(b)

Except as otherwise provided herein, no failure or delay on the part of either party in exercising any power or right under this Agreement operates as a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or

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the exercise of any other power or right. No waiver by a party of any provision of this Agreement, or waiver of any breach or default, is effective unless it is in writing and signed by the party against whom the waiver is to be enforced.

(c)	The parties’ rights, protections, and remedies under this Agreement shall survive its termination.

10.11	Confidentiality

(a)	Subject to Clause 10.11(b) J.P. Morgan will hold all Confidential Information in confidence and will not disclose any Confidential Information except as may be required by Applicable Law, a regulator with jurisdiction over the J.P. Morgan’s business, or with the consent of Customer.

(b)	Customer authorizes J.P. Morgan to disclose Confidential Information to:

(i)	any Subcustodian, subcontractor, agent, Securities Depository, securities exchange, broker, third party agent, proxy solicitor, issuer, or any other person that J.P. Morgan believes it is reasonably required in connection with J.P. Morgan’s provision of relevant services under this Agreement;

(ii)	its professional advisors, auditors or public accountants;

(iii)	its Affiliates and branches, and

(iv)	any revenue authority or any governmental entity in relation to the processing of any tax relief claim.

(c)	Except as otherwise required by Applicable Law or as needed to enforce the terms of this Agreement, the parties shall hold the terms and conditions, including, without limitation, any commercial terms, of this Agreement in confidence.

10.12	Pricing

In providing Customer with an estimated price or indicative valuation, including, but not limited to its obligations under Section 2.18 hereunder, J.P. Morgan is not undertaking to render investment advice, manage money, act as a fiduciary with respect to the Accounts, or place a bid for any security or derivatives transaction. Such estimated prices and indicative valuation may have been obtained from third party sources J.P. Morgan believes to be reliable. J.P. Morgan expressly disclaims any responsibility for (and Customer agrees to hold J.P. Morgan harmless for any loss in respect of) any use to which Customer puts an estimated price or indicative valuation and, by accepting it, Customer hereby agrees that Customer will not provide it (or any part thereof) to any third parties without J.P. Morgan’s prior written consent. The estimated price or indicative valuation may differ significantly from prices at which securities or derivatives transactions could be or could have been purchased or sold in any market or to or from any person or the prices at which J.P. Morgan or any other person would be willing to enter into, terminate, unwind or assign the relevant derivatives transactions. The disclaimers contained in this Section 10.12 are in addition to those contained in any account statement or in any agreement with J.P. Morgan or any Affiliate of J.P. Morgan to which Customer is a party.

10.13	Counterparts

This Agreement may be executed in several counterparts each of which will be deemed to be an original and together will constitute one and the same agreement.

10.14	No Third Party Beneficiaries

A person who is not a party to this Agreement, other than J.P. Morgan Clearing Corp., shall have no right to enforce any term of this Agreement.

EXECUTION COPY

FS GLOBAL CREDIT OPPORTUNITIES FUND		JPMORGAN CHASE BANK, N.A.

By:	/s/ Stephen S. Sypherd	By:	/s/ Melissa Weisman
Name:	Stephen S. Sypherd	Name:	Melissa Weisman
Title:	Vice President, Treasurer and Secretary	Title:	Vice President
Date:	November 26, 2013	Date:	November 26, 2013